Exhibit 10.19.4

MSC.Software Corporation 2 MacArthur Place Santa Ana, CA 92707 USA 714.540.8900 FAX 714.784.4056 www.mscsoftware.com

December 23, 2008

William J. Weyand

6805 Alberly Lane

Cincinnati, OH 45243

Dear Bill:

As you may know, Section 409A of the Internal Revenue Code (“Section 409A”) imposes new requirements on a wide range of nonqualified deferred compensation arrangements. Section 409A defines nonqualified deferred compensation arrangements broadly so that the new requirements may apply to equity awards that provide for accelerated vesting and payment on certain terminations of the holder’s employment. Accordingly, Section 409A may apply to the time-based and performance-based restricted stock unit awards granted to you by MSC.Software Corporation (the “Company”) that are currently outstanding under the Company’s 2006 Performance Incentive Plan (your “RSU Awards”) because of certain provisions in your employment agreement with the Company (your “Employment Agreement”). Failure to comply with Section 409A may result in severe penalties for you under the tax law.

The purpose of this letter is to amend your RSU Awards to include provisions intended to comply with Section 409A. Effective as of the date above, the agreements that evidence your RSU Awards are hereby amended as follows:

1.    Separation from Service. In the event that any vesting and payment of your restricted stock units is triggered by a termination of your employment with the Company (e.g., a termination by the Company without cause or a termination by you for good reason as provided in your Employment Agreement), your units will be paid following your “separation from service” (as defined for purposes of Section 409A) with the Company. A termination of your employment following which you provide no continuing services to the Company (other than as a director) would generally qualify as a separation from service.

2.    Six-Month Delay for Specified Employees. In the event that (a) the vesting and payment of your restricted stock units is triggered by your separation from service and (b) you are a “specified employee” (within the meaning of Treasury Regulation

Section 1.409A-1) at the time of your separation from service, you will not be entitled to any payment of your restricted stock units until the earlier of the date that is six (6) months after your separation from service or the date of your death (and, in either case, payment will be made within thirty (30) days following that event). This paragraph shall only apply if and to the extent required to avoid the imputation of any tax, penalty or interest under Section 409A.

These changes are intended to help you avoid incurring tax penalties. Please note that you remain solely liable for your own tax liability with respect to your RSU Awards.

Except as expressly set forth above, this letter agreement does not modify any other terms of your RSU Awards. In other words, the existing vesting schedule and other provisions of your RSU Awards will continue in effect.

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to me. Please contact me if you have any questions.

Sincerely,

/s/ John A. Mongelluzzo
John A. Mongelluzzo
Executive Vice President, Business Administration, Legal Affairs and Secretary

Acknowledged and Agreed:

By:	/s/ William J. Weyand
William J. Weyand

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